UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2019

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-07832	75-1729843
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 PIER 1 PLACE FORT WORTH, TEXAS		76102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 252-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PIR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03     Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 19, 2019, Pier 1 Imports, Inc. (the “Company”) held its 2019 annual meeting of shareholders (the “Annual Meeting”). At the Annual Meeting, the Company’s shareholders approved a proposal authorizing the Company’s board of directors (the “Board”) to effect a reverse stock split of its common stock, par value $0.001 (the “Common Stock”) at a ratio of 1-for-5, 1-for-10 or 1-for-20, and to reduce the number of authorized shares of Common Stock by a corresponding ratio, at any time prior to the Company’s annual meeting of shareholders to be held in 2020, as determined by the Board in its sole discretion. Following the Annual Meeting, on June 19, 2019, the Board formally authorized a 1-for-20 reverse stock split of the Company’s Common Stock (the “Reverse Stock Split”) and the Company filed a Certificate of Amendment (the “Amendment”) to its Restated Articles of Incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split with respect to the Company’s issued and outstanding shares of Common Stock, as well as its shares held in treasury.

Pursuant to the Amendment, effective as of 12:01 a.m., Eastern Time, on June 20, 2019 (the “Effective Time”), each twenty shares of Common Stock issued and outstanding or held in treasury shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one validly issued, fully paid and non-assessable share of Common Stock. In connection with the Reverse Stock Split, the Amendment provides that the number of authorized shares of Common Stock will be reduced proportionately from five hundred million to twenty-five million shares. No fractional shares will be issued as a result of the Reverse Stock Split. In lieu thereof, the Company’s transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective time at the then-prevailing prices on the open market. After the transfer agent’s completion of such sale, shareholders who would have been entitled to a fractional share as a result of the Reverse Stock Split will instead receive a cash payment from the transfer agent in an amount equal to their respective pro rata share of the total proceeds of that sale, net of any brokerage costs incurred by the transfer agent to sell such fractional shares.

Beginning with the opening of trading on June 20, 2019, the Company’s Common Stock will trade on the New York Stock Exchange on a split-adjusted basis under a new CUSIP number, 720279504.

The foregoing description of the Amendment is a summary of the terms thereof, does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01     Regulation FD Disclosure.

On June 19, 2019, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is included with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

	3.1	Certificate of Amendment to the Company’s Restated Articles of Incorporation filed with the Delaware Secretary of State on June 19, 2019 to be effective as of 12:01 a.m., Eastern Time, on June 20, 2019.

	99.1	Press Release dated June 19, 2019 announcing the Company’s 1-for-20 Reverse Stock Split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date: June 19, 2019	By:	/s/ Robert E. Bostrom
Robert E. Bostrom, Executive Vice President,
Chief Legal and Compliance Officer and Corporate Secretary